Exhibit 99.1

Release Luna Innovations Incorporated 1 Riverside Circle, Suite 400 Roanoke, VA 24016

Luna Innovations Receives NASDAQ Notification Regarding Bid

Price; Grace Period Granted Through March 15, 2010

(ROANOKE, VA, September 18) Luna Innovations Incorporated (NASDAQ:LUNA), a company focusing on sensing & instrumentation and pharmaceutical nanomedicines, today announced that the Company has received a letter from The NASDAQ Stock Market indicating that because the bid price of the Company’s common stock closed below the minimum $1.00 per share threshold set forth in NASDAQ Listing Rule 5550(a)(2) for the prior 30 consecutive business days, the Company has been provided 180 calendar days, or until March 15, 2010, to regain compliance with the minimum bid price requirement. In addition, should the Company satisfy the criteria for initial listing on The NASDAQ Capital Market (except for bid price) as of March 15, 2010, the Company will be entitled to a second 180-calendar day period, through September 13, 2010, to regain compliance with the minimum bid price requirement. The Company will regain compliance with NASDAQ’s minimum bid price requirement if the bid price of its common stock closes at $1.00 or higher for a minimum of ten consecutive business days during the compliance period. This notice does not affect the Company’s listing on NASDAQ at this time.

As previously announced on September 8, 2009, the NASDAQ Listing Qualifications Panel determined to transfer the Company’s listing to The NASDAQ Capital Market and to continue the listing of the Company’s common stock subject to several conditions, including the Company’s emergence from Chapter 11 reorganization by December 31, 2009.

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LUNA INNOVATIONS INCORPORATED	Luna NASDAQgrace, Page 2

About Luna Innovations:

Luna Innovations Incorporated (www.lunainnovations.com) develops and manufactures new-generation products for the healthcare, telecommunications, energy and defense markets. Our products are used to measure, monitor, protect and improve critical processes in the markets we serve. Through its disciplined commercialization business model, Luna has become a recognized leader in transitioning science to solutions. Luna is headquartered in Roanoke, Virginia.

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Investor Contact:

Dale Messick

Luna Innovations Incorporated

Phone:1.540.769.8400

Email: IR@lunainnovations.com

Media Contact:

Karin Clark

Luna Innovations Incorporated

Phone:1.540.769.8400

Email: kclark@lunainnovations.com